Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

Contact:	Melissa Downs Investor Relations (646) 975-2533 mdowns@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES

FOURTH QUARTER AND FULL-YEAR 2016 FINANCIAL RESULTS AND BUSINESS UPDATE

●	Registrational Phase 2B Trial Topline Results for Ultra-Orphan Radiotherapeutic Candidate AZEDRA® Expected First Quarter 2017
●	Independent DMC Recommended Continuation of Enrollment of Phase 3 Trial for Imaging Agent 1404
●	Initiated Phase 2/3 Trial of PyL™ Imaging Agent
●	In February 2017, Initiated Phase 1 Trial of PSMA Targeted Therapeutic Candidate 1095
●	Monetized Portion of RELISTOR Royalty Stream through $50 Million Transaction
●	Fourth Quarter 2016 RELISTOR (SC and Oral) Net Sales of $16 Million

NEW YORK, NY, March 9, 2017 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced financial results and provided a business update for the fourth quarter and full-year 2016.

“Since the beginning of 2016, we have made tremendous progress in advancing our robust pipeline of innovative cancer treatments and executing against our strategic corporate goals,” said Mark Baker, CEO of Progenics. “2017 has the potential to be a transformational year for Progenics, with AZEDRA topline data from our registrational trial in pheochromocytoma and paraganglioma expected in the coming weeks. Should we report positive data and meet the requirements of the Special Protocol Assessment, we will move quickly toward an NDA as we strive to introduce a promising treatment to patients with these rare and difficult-to-treat cancers.”

Mr. Baker continued, “We also continued to advance our novel portfolio of prostate cancer imaging agents and therapeutics in 2016, including 1404, PyL and 1095, which could transform how physicians and patients find, fight and followTM prostate cancer. We are encouraged by the significant investigator interest in our PSMA-targeted candidates, and with our strong cash position, we look forward to progressing these programs through key trials this year.”

Progenics Announces Fourth Quarter and Full-Year 2016 Financial Results	Page 2

Fourth Quarter and Recent Key Business Highlights

AZEDRA, Ultra-orphan radiotherapeutic candidate

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AZEDRA Topline Results Expected First Quarter 2017. Progenics expects to report topline results from its ongoing registrational trial of AZEDRA by the end of March 2017. With positive data (AZEDRA trial meets the primary endpoint of the Special Protocol Assessment (SPA)), the Company expects to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in mid-2017.

PSMA-Targeted Prostate Cancer Pipeline

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Positive DMC Recommendation for Continuation of Phase 3 Study of 1404. In December 2016, an independent Data Monitoring Committee (DMC) completed its review of an interim analysis of the Company’s ongoing Phase 3 clinical trial of its PSMA-targeted SPECT/CT imaging agent candidate 1404, and recommended that the trial continue. The study is designed to evaluate the specificity of 1404 imaging to identify patients without clinically significant prostate cancer and sensitivity to identify patients with clinically significant disease.

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Initiated Phase 2/3 Trial of PSMA-Targeted PET/CT Imaging Agent PyL™. Also in December 2016, Progenics announced that the first patient had been dosed in a Phase 2/3 trial of PyL. The study is designed to evaluate the diagnostic accuracy of PyL PET/CT imaging in patients with metastatic prostate cancer.

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Launched PyL Research Access ProgramTM. In November 2016, Progenics announced a research access program making limited doses of PyL available to researchers. Progenics plans to use data generated from the access program to support its registration efforts for PyL and advance the development of algorithms designed to analyze and interpret the scans.

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Initiated Phase 1 Trial of 1095 for the Treatment of Metastatic Prostate Cancer. The trial, which is being conducted at Memorial Sloan Kettering Cancer Center, is expected to include approximately 30 patients with mCRPC who have demonstrated tumor avidity to 1095. The objectives of this trial are to determine the maximum tolerated dose, safety and tolerability, biodistribution, and efficacy — results that will guide the decision of an optimal dose for a potential Phase 2 study.

RELISTOR, treatment for OIC (partnered with Valeant Pharmaceuticals International, Inc.)

●	RELISTOR (SC and Oral) Net Sales for the Fourth Quarter of 2016 Totaled $16 million. Full-year 2016 net sales totaled $70.6 million as reported by our partner, Valeant.

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Announced $50 Million RELISTOR Royalty-Backed Non-Dilutive Debt Financing with HealthCare Royalty Partners. In November 2016, Progenics announced a $50 million non-recourse, term loan agreement at a per annum interest rate of 9.50 percent, to be secured by and repaid from royalties on future sales of RELISTOR. Any future sales milestones received under Valeant agreement are excluded from the transaction and would not be used to repay interest or principal on the loan.

Progenics Announces Fourth Quarter and Full-Year 2016 Financial Results	Page 3

Fourth Quarter and Full-Year 2016 Financial Results

Total revenue decreased $0.4 million for the fourth quarter and increased $60.8 million for the full-year, over the fourth quarter and full-year of 2015, respectively. The full-year increase was due primarily to milestone revenue of $50 million for the July 19 FDA approval of RELISTOR Tablets, higher RELISTOR royalty income, and the recognition of $7 million in upfront and development milestone payments from Bayer for the collaboration of our PSMA antibody technology in combination with Bayer’s alpha-emitting radionuclides.

Fourth quarter and full-year research and development expenses increased by $2.7 million and $9.4 million, respectively, compared to the corresponding periods in 2015, resulting primarily from higher clinical trial expenses for 1404 and PyL and higher contract manufacturing expenses for 1095, PyL and AZEDRA. Fourth quarter and full-year general and administrative expenses increased by $1 million and $5.2 million, respectively, compared to the corresponding prior year periods, primarily attributable to higher depreciation expense as a result of a reduction in the remaining useful lives of our leasehold improvements at our Tarrytown, NY former location and higher compensation and market research expenses. Progenics also recorded non-cash adjustments of $6 million and $4.6 million in the fourth quarter and full-year 2016, respectively, related to a decrease in the fair value estimate of the contingent consideration liability.

Net loss attributable to Progenics for the quarter was $7.2 million or $0.10 per diluted share, compared to a net loss of $7.1 million or $0.10 per diluted share in the corresponding 2015 period. Net income attributable to Progenics for the full-year 2016 was $10.8 million or $0.15 per basic and diluted share, compared to net loss of $39.1 million or $0.56 per diluted share for the full-year 2015.

Progenics ended the year with cash and cash equivalents of $138.9 million, reflecting increases of $40 million in the quarter and $64.8 million from 2015 year-end.

Conference Call and Webcast

Progenics will review fourth quarter and year-end financial results in a conference call today at 8:30 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 75789158. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Fourth Quarter and Full-Year 2016 Financial Results	Page 4

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Revenues:
Royalty income	$2,407	$3,453	$10,295	$6,608
License revenue	2,242	1,562	59,081	1,955
Other revenues	3	80	53	113
Total revenues	4,652	5,095	69,429	8,676

Expenses:
Research and development	10,605	7,941	37,569	28,196
General and administrative	4,719	3,760	23,356	18,184
Change in contingent consideration liability	(6,000)	700	(4,600)	1,600
Total operating expenses	9,324	12,401	56,325	47,980

Operating income (loss)	(4,672)	(7,306)	13,104	(39,304)

Other income (expense):
Interest (expense) income, net	(669)	19	(493)	52
Other expense, net	(34)	-	(34)	-
Total other (expense) income	(703)	19	(527)	52

Income (loss) before income tax (expense) benefit	(5,375)	(7,287)	12,577	(39,252)

Income tax (expense) benefit	(1,844)	133	(1,844)	133

Net income (loss)	(7,219)	(7,154)	10,733	(39,119)
Net loss attributable to noncontrolling interests	(15)	(7)	(73)	(7)
Net income (loss) attributable to Progenics	$(7,204)	$(7,147)	$10,806	$(39,112)

Net income (loss) per share attributable to Progenics - basic	$(0.10)	$(0.10)	$0.15	$(0.56)
Weighted average shares outstanding - basic	70,102	69,874	70,003	69,716

Net income (loss) per share attributable to Progenics - diluted	$(0.10)	$(0.10)	$0.15	$(0.56)

Weighted average shares outstanding - diluted	70,102	69,874	70,155	69,716

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	December 31, 2016	December 31, 2015

Cash and cash equivalents	$138,909	$74,103
Accounts receivable, net	4,864	3,543
Property and equipment, net	4,760	2,407
Intangible assets, net and goodwill	43,655	43,867
Other assets	6,798	7,331
Total assets	$198,986	$131,251

Current liabilities	$16,357	$9,729
Acquisition-related contingent consideration liability	14,200	18,800
Long-term debt, deferred tax, and other liabilities	63,667	12,061
Total liabilities	94,224	40,590
Total Progenics stockholders’ equity	104,762	90,456
Noncontrolling interests	-	205
Total stockholders’ equity	104,762	90,661
Total liabilities and stockholders’ equity	$198,986	$131,251

Progenics Announces Fourth Quarter and Full-Year 2016 Financial Results	Page 5

About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Valeant. RELISTOR Tablets (450 mg once daily) are approved in the United States for the treatment of opioid-induced constipation in patients with chronic non-cancer pain. RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for opioid-induced constipation (OIC) approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

Important Safety Information about RELISTOR®

RELISTOR® (methylnaltrexone bromide) Tablets are contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with OIC and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie’s syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn’s disease).  Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.

Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The most common adverse reactions (≥ 12%)  in adult patients with opioid-induced constipation and chronic non-cancer pain receiving RELISTOR tablets were abdominal pain, diarrhea, headaches, abdominal distention, hyperhidrosis, anxiety, muscle spasms, rhinorrhea, and chills. Adverse reactions of abdominal pain, diarrhea, hyperhidrosis, anxiety, rhinorrhea, and chills may reflect symptoms of opioid withdrawal.

Please see complete Prescribing Information for RELISTOR at www.valeant.com. For more information about RELISTOR, please visit www.RELISTOR.com.

Progenics Announces Fourth Quarter and Full-Year 2016 Financial Results	Page 6

About Progenics

Progenics Pharmaceuticals, Inc. develops innovative medicines and other technologies to target and treat cancer. The Company’s pipeline includes: 1) therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), 2) PSMA-targeted imaging agents for prostate cancer (1404 and PyLTM), and 3) imaging analysis tools. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns; and general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on our website, and in our press releases and reports we file with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release only as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®. Information on or accessed through our website or social media sites is not included in Progenics’ SEC filings.

(PGNX-F)

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